Exhibit 10.9
EMPLOYMENT AGREEMENT
FOR
ROBERT J. KING, JR.
This Employment Agreement (the “Agreement”) is made this                      day of                     , 2009 by and between PVF Capital Corp., an Ohio corporation (the “Company”), its wholly-owned subsidiary, Park View Federal Savings Bank, a federally chartered stock savings bank (the “Bank”) (the Company and the Bank shall hereinafter sometimes be referred to collectively as the “Employer”), and Robert J. King, Jr. (“Executive”).
WHEREAS, Executive has agreed to accept employment as President and Chief Executive Officer of the Company and the Bank;
WHEREAS, the Company, the Bank and Executive wish to set forth the terms and conditions of his employment;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES
During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Company and the Bank, and will perform all duties and will have all powers associated with such positions as and as may be set forth in the Bylaws of the Company or the Bank. In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of the Employer, in conjunction with the Boards of Directors of the Company and the Bank (each, a “Board,” provided that unless specifically designated otherwise, “Board” shall refer to the disinterested members of both Boards). During the term of the Agreement, Executive also agrees to serve, if elected, as an officer and/or director of the Company, the Bank or any of their respective subsidiaries or affiliates and in such capacity carry out such duties and responsibilities reasonably appropriate to that office.
2. TERM AND ANNUAL REVIEW
(a) Term. This Agreement will be effective, and the term of this Agreement will commence, only upon receipt of a written approval or nonobjection from the Office of Thrift Supervision and the Federal Deposit Insurance Corporation that authorizes the Company and the Bank to employ Executive as President and Chief Executive Officer and enter into the Agreement (the “Effective Date”) and, if effective, will continue for thirty-six (36) full calendar months thereafter. In the event that the Company and the Bank are unable to obtain such approval or nonobjection within ninety (90) days of the date first written above, this Agreement shall be void and without effect. Subject to Section 2(b), commencing on the third anniversary of the Effective Date and continuing on each anniversary date thereafter, the term of this Agreement shall extend for one year, unless the Boards (or one of the Boards) elects no earlier than sixty (60) and no later than thirty (30) days prior to the anniversary date not to extend the term of this Agreement by giving written notice to the other party of non-renewal.

(b) Annual Review. On an annual basis, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive’s performance, and the results thereof will be included in the minutes of the Board’s meeting. The Board’s decision to extend the initial term of the Agreement or give notice of non-renewal shall be based on the results of such annual performance reviews.
3. PERFORMANCE OF DUTIES
During the period of his employment hereunder, except for reasonable periods of absence occasioned by illness, permitted vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the Board. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Employer or any other affiliates of the Employer, or present any conflict of interest.
4. COMPENSATION AND REIMBURSEMENT
(a) Base Salary. In consideration of Executive’s performance of the responsibilities and duties set forth in Section 1, the Employer will provide Executive the compensation specified in this Agreement. The Employer will pay Executive a salary of $300,000 for the first year, $325,000 for the second year, and $350,000 for the third year, and shall be mutually agreed upon by the parties for any renewal terms (the yearly salaries hereinafter referred to as the “Base Salary”). Such Base Salary will be payable in accordance with the customary payroll practices of the Employer. The Company and the Bank shall apportion between them the Base Salary, based upon the services rendered by Executive to the Company and the Bank. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Company Board (the “Committee”). Any increase in Base Salary will become the “Base Salary” for purposes of this Agreement.
(b) Bonus and Incentive Compensation. Executive will be entitled to participate in any incentive compensation and bonus plans or arrangements of the Employer. Such incentive compensation will be paid in cash in accordance with the terms of such plans or arrangements, or on a discretionary basis by the Committee. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement. Notwithstanding the foregoing, Executive shall (i) not be entitled to any incentive or bonus payment with respect to the Company’s fiscal year ending June 30, 2010 and (ii) in each subsequent fiscal year of the Company which begins during the term of this Agreement, Executive shall be eligible to receive a cash bonus of up to $100,000 based on the attainment of such Company and/or individual performance objectives as may be established by mutual agreement of Executive and the Employer. Not later than April 30, 2010 and each April 30 thereafter during the term of the Agreement, Executive shall provide the Committee with a written proposal on the performance objectives applicable to his incentive opportunity for the next fiscal year with the intent that such objectives will be finalized by Executive and the Committee prior to the beginning of such fiscal year.

(c) Benefit Plans. Executive will be entitled to participate in all employee benefit plans and programs that are generally offered to employees of the Employer, including, but not limited to, Employer’s qualified retirement plans group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans (collectively referred to as “Benefits”) subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that, at Executive’s election and in lieu of participation in the Bank’s program, the Bank will pay the cost of Executive’s coverage under the Fifth Third Bank retiree medical and dental coverage program.
(d) Vacation and Leave. Executive will be entitled to five weeks paid vacation time each year during the term of this Agreement in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any vacation time in excess of two consecutive weeks, shall be subject to the approval of the Board. Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.
(e) Expense Reimbursements. The Employer will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Employer.
(f) Restricted Stock Grant. As of the Effective Date, the Committee shall take such action as may be necessary to grant Executive 240,000 shares of restricted Company common stock (the “Restricted Stock”) and grant such shares of Restricted Stock to Executive as of the Effective Date. The award agreement relating to such award shall provide for the vesting of the award in five installments of 48,000 shares each, with vesting to occur on the first anniversary of the Effective Date and each anniversary thereafter until fully vested. In all other respects, the grant shall be subject to the terms and conditions stated in the Company’s 2008 Equity Incentive Plan. The Company and the Bank acknowledge that Executive may, in his sole discretion, make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to all or any portion of such grant.
5. WORKING FACILITIES
Executive’s principal place of employment will be at the Company’s and the Bank’s principal executive offices. The Bank will provide Executive at his principal place of employment with a private office, secretarial and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement.

6. TERMINATION AND TERMINATION PAY. Executive’s employment under this Agreement may be terminated in the following circumstances:
(a) Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate or beneficiary will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.
(b) Retirement. This Agreement will terminate upon Executive’s “Retirement” under the retirement benefit plan or plans of the Employer in which he participates. Executive will not be entitled to the termination benefits specified in Section 6 hereof in the event of termination due to Retirement. For purposes of this Agreement, termination of Executive’s employment based on Retirement shall include termination of Executive’s employment after Executive has reached age sixty-five (65) in accordance with any retirement arrangement established by the Board with Executive’ s consent.
(c) Disability.
(i) Termination of Executive’s employment based on “Disability” shall mean termination because of any permanent and total physical or mental impairment that restricts Executive from performing all the essential functions of normal employment. A determination as to whether Executive has suffered a Disability shall be made by the Board with objective medical input, provided, however, that any termination by the Board due to Disability shall not occur prior to the date on which Executive first becomes eligible for Disability benefits under the Bank’s long-term disability program. In the event of termination due to Disability, Executive will be entitled to disability benefits, if any, provided under a long term disability plan sponsored by the Bank, if any.
(ii) In the event the Board determines that Executive is Disabled, Executive will no longer be obligated to perform services under this Agreement. Upon Executive’s termination due to Disability, the Bank will continue to provide to Executive life insurance and non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions), to the coverage maintained by the Bank for Executive immediately prior to his termination for Disability. This coverage shall cease one (1) year from the date of termination. Executive’s health care continuation rights available under COBRA shall commence following the termination of the coverage provided by this Section 6(c)(ii).
(d) Termination for Cause.
(i) The Board may by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or Benefits for any period after termination for Cause, except for already vested Benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:
(1) material act of dishonesty in performing Executive’s duties on behalf of the Employer;
(2) willful misconduct that in the judgment of the Board will likely cause economic damage to the Employer or injury to the business reputation of the Employer;
(3) incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

(4) breach of fiduciary duty involving personal profit;
(5) intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(6) willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflect adversely on the reputation of the Employer, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and desist order; or
(7) material breach by Executive of any provision of this Agreement.
(ii) Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Employer has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board), Executive was guilty of the conduct described above and specifying the particulars of such conduct.
(e) Voluntary Termination by Executive. In addition to his other rights to terminate his employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and Benefits to the date of his termination. Following his voluntary termination of employment under this Section 6(e), Executive will be subject to the restrictions set forth in Section 8(a) and 8(b) of this Agreement.
(f) Termination Without Cause or With Good Reason.
(i) The Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Employer shall have thirty (30) days to cure the “Good Reason” condition, but the Employer may waive its right to cure. Any termination of Executive’s employment, other than Termination for Cause shall have no effect on or prejudice the vested rights of Executive to Benefits.

(ii) In the event of termination under this Section 6(f), the Employer shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to the greater of (i) the Base Salary that would have been payable to the Executive over the remaining term of the Agreement but for the early termination or (ii) the Executive’s Base Salary. Such payment shall be made within thirty (30) calendar days following his termination.
(iii) In addition, the Employer will continue to provide to Executive, life insurance coverage and non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by Company or the Bank for Executive immediately prior to his termination. Such life insurance coverage and non-taxable medical and dental insurance coverage shall cease upon the earlier of (i) the date which is one (1) year from the date of termination, or (ii) with respect to each such coverage (e.g., life insurance, medical and/or dental coverage), the date on which such coverage is made available to the Executive through subsequent employment. The Executive’s health care continuation rights available under COBRA shall commence following the termination of the coverage provided by this Section 6(f).
(iv) “Good Reason” exists if, without Executive’s express written consent, any of the following occurs:
(1) a failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer of the Company and the Bank (provided, however, that a change in the Executive Position consented to in writing by Executive in connection with succession planning of the Employer, shall not be deemed a Good Reason);
(2) a material change in Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 above (provided, however, that a reduction in duties and responsibilities consented to in writing by Executive in connection with succession planning of the Employer, shall not be deemed a Good Reason);
(3) a liquidation or dissolution of the Company or the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;
(4) a material reduction in Executive’s Base Salary or benefits required to be provided hereunder (other than a reduction that is generally applicable to the Employer’s executive employees or a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law);
(5) a relocation of Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or
(6) a material breach of this Agreement by the Employer.

(g) Termination and Board Membership. To the extent Executive is a member of the board of directors of the Company, the Bank or any of their affiliates on the date of termination of employment with the Employer (other than a termination due to Retirement), Executive will resign from all of the boards of directors immediately following such termination of employment with the Employer. Executive shall tender this resignation regardless of the method or manner of termination (other than termination due to Retirement), and such resignation will not be conditioned upon any event or payment.
(h) Section 409A. Notwithstanding anything else in this Agreement, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Employer and Executive reasonably anticipate that no further services will be performed by Executive after the date of the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).
(i) Section 280G. In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a change in control of the Company or the Bank as defined in Code Section 280G under this Agreement or otherwise) would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then such payments or benefits shall be reduced to the extent necessary to avoid treatment as an excess parachute payment, with the reduction among such payments and benefits to be made first to payments and benefits payable or provided under this Agreement.
7. NOTICE
(a) Notice of Termination. A “notice of termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon as a basis for termination of Executive’s employment.
(b) Date of Termination. “Date of termination” shall mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after a notice of termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (ii) if Executive terminates employment With Good Reason, thirty (30) days after a notice of termination is given, or (iii) if Executive’s employment is terminated for any other reason, the date specified in the notice of termination.

(c) Good Faith Resolution. If the party receiving a notice of termination desires to dispute or contest the basis or reasons for termination, the party receiving the notice of termination must notify the other party within twenty (20) days after receiving the notice of termination that such a dispute exists, and shall pursue the resolution of such dispute in good faith and with reasonable diligence in accordance with Section 16 hereof. During the pendency of any such dispute (other than following a termination for Cause), the Employer shall pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, and Benefit plans in which he was participating when the notice of dispute was given, until the earlier to occur of (i) the expiration of the remaining term of this Agreement had Executive’s termination hereunder not occurred, and (ii) final resolution of the dispute in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement, except in the event that Employer prevails in the dispute, in which case all amounts paid hereunder shall be offset against any other amount due under this Agreement.
8. POST-TERMINATION OBLIGATIONS
(a) Non-Solicitation. Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Employer for any reason, he shall not, without the written consent of the Employer either directly or indirectly (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Employer or any of its respective subsidiaries or affiliates, to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Employer, or any of their direct or indirect subsidiaries or affiliates, or that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Employer has business operations or has filed an application for regulatory approval to establish an office; or (ii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employer to terminate an existing business or commercial relationship with the Employer.
(b) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Employer, as it may exist from time to time, are valuable, special and unique assets of the business of the Employer. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Employer to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer. Further, Executive may disclose information regarding the business activities of the Employer to any bank regulator having regulatory jurisdiction over the activities of the Employer pursuant to a formal regulatory request. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Employer will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employer or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from Executive.

(c) Information/Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may be reasonably required by the Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Employer or any other subsidiaries or affiliates.
(d) Reliance. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 8, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Employer, its business and property in the event of Executive’s breach of this Section 8, agree that, in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Employer, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
9. SOURCE OF PAYMENTS/RELEASE
(a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company or the Bank, as appropriate.
(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits required by this Agreement, are paid or received by Executive from the Company, such compensation and benefits paid by the Company will be subtracted from any amount due simultaneously to Executive from the Bank under this Agreement. There is not intended to be a duplication of payments and benefits under this Agreement. Payments required to be made to Executive pursuant to this Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank.
(c) Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any payments or benefits under Section 6 of this Agreement unless and until Executive executes an unconditional release of any claims against the Employer and their affiliates, including their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship other than claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.

10. REQUIRED REGULATORY PROVISIONS
(a) The Bank may terminate Executive’s employment at any time, but any termination by the Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.
(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 U.S.C. §1818(e)(3)] or 8(g)(I) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion pay Executive all or part of the compensation withheld while its contract obligations were suspended and reinstate (in whole or in part) any of its obligations which were suspended.
(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 U.S.C. §1818(e)(4)] or 8(g)(I) [12 U.S.C. §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(d) If the Bank is in default as defined in Section 3(x)(1) [12 U.S.C. §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision (“OTS”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 U.S.C. §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.
(f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

11. NO ATTACHMENT
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
12. ENTIRE AGREEMENT; MODIFICATION AND WAIVER
(a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not affect any of the rights and obligations of the parties under any agreement or plan entered into with or by the Employer pursuant to which Executive may receive compensation or benefits except as set forth in Section 6(d) hereof.
(b) This Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto.
(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
13. SEVERABILITY
If, for any reason; any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
14. HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
15. GOVERNING LAW
This Agreement shall be governed by the laws of the State of Ohio, but only to the extent not superseded by federal law.

16. ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by birding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator who is certified by the American Arbitration Association and is mutually acceptable to the Employer and Executive, sitting in a location selected by the Employer within fifty (50) miles from the main office of the Employer, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
17. PAYMENT OF LEGAL FEES
The reasonable legal fees paid or incurred by Executive in connection with (i) the preparation and negotiation of this Agreement (but not in excess of $5,000) and (ii) any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer, provided that in the case of a dispute or question of interpretation, (i) the dispute or question of interpretation has been settled by Executive and the Employer or resolved in Executive’s favor and (ii) Executive has provided prior written notice to the Employer of his intention to retain counsel and the name of such counsel. Such reimbursement shall occur as soon as practicable but no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.
18. INDEMNIFICATION
(a) Indemnification. The Employer agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as a director or officer of the Employer or any other affiliates (whether or not he continues to be a director or officer at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees, and the costs of reasonable settlements approved by the Board, if the action is brought against Executive in his capacity as an officer or director of the Employer. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 18 to the contrary, the Employer will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 18 will survive the term of this Agreement for a period of six (6) years.
(b) Insurance. During the period for which the Employer must indemnify Executive, the Employer will provide Executive with coverage under a directors’ and officers’ liability policy at the Employer’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Employer.
19. SUCCESSORS AND ASSIGNS
The Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employer, expressly and unconditionally to assume and agree to perform the Employer’s obligations under this Agreement, in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place.

SIGNATURES
IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on this  _____  day of                     , 2009.

PARK VIEW FEDERAL SAVINGS BANK

By:

Date		Chairman of the Board

PVF CAPITAL CORP.

By:

Date		Chairman of the Board

Date		Robert J. King, Jr.